As filed with the U.S. Securities and Exchange Commission on November 9, 2026.

Registration Statement No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fly-E Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3711	92-0981080
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

136-40 39th Avenue, Suite 202
Flushing, New York

(929) 410-2770

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zhou Ou
Chief Executive Officer
136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, CA 90067 Telephone: +1 310 728-5129	Amelia Xu Zhang Norton Rose Fulbright US LLP 1550 Lamar Street, Suite 2000 Houston, TX 77010 Telephone: (713) 651-5594

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED [*], 2026

FLY-E GROUP, INC.

Up to        Shares of Common Stock

Up to           Pre-Funded Warrants to Purchase Shares of Common Stock

Up to             Shares of Common Stock Underlying the Pre-Funded Warrants

Up to            Warrants to Purchase Shares of Common Stock

Up to          Shares of Common Stock Underlying the Warrants

Up to          Shares of Common Stock Issuable Upon Exercise of the Warrants at a Zero Exercise Price

Fly-E Group, Inc. (the “Company,” “we” or “us”) is offering on a best-efforts basis up to           shares of our common stock. The assumed public offering price for each share of common stock is $            , which is equal to the closing price of our common stock on The Nasdaq Capital Market on           , 2026. We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase shares of common stock (the “Pre-Funded Warrants”) in lieu of shares of common stock. Each share of common stock, or a Pre-Funded Warrant in lieu thereof, is being sold together with a warrant to purchase one share of common stock (the “Warrants”). This offering also relates to the shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Warrants, including upon exercise of the Warrants at a zero exercise price.

All share, Pre-Funded Warrant and Warrant numbers are based on an assumed public offering price of $             per share and $            per Pre-Funded Warrant, based on the closing price of our common stock on              , 2026 as reported on The Nasdaq Capital Market, and assume aggregate gross proceeds of approximately US$9.0 million. The actual public offering price per share of common stock and per Pre-Funded Warrant will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the then current market price of our common stock. The recent market price used throughout this prospectus may not be indicative of the actual public offering price. Each Warrant will have an exercise price of $            per share and will be exercisable beginning on the Initial Exercise Date and ending on the two and one-half year anniversary of the Initial Exercise Date. If and only if at the time of any exercise of the Warrants there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares of common stock underlying the Warrants to the holder, the holder may elect to exercise the Warrants on a cashless basis and receive the number of shares of common stock determined according to the formula set forth in the Warrants. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of shares of common stock issuable upon cashless exercise of the Warrants is               . A holder of the Warrants may also effect an exercise at a zero exercise price (the “zero exercise price option”) at any time while the Warrants are outstanding. Under the zero exercise price option, the holder of the Warrants has the right to receive the number of shares of common stock as set forth in the applicable Warrant, which will be more than the number of shares of common stock issuable upon cash exercise or cashless exercise. We do not expect to receive any proceeds from the exercise of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. The maximum number of shares of common stock issuable under all the Warrants (including the zero exercise price option) shall not exceed             . As such, holders of the Warrants may elect to be issued up to             shares of common stock upon the zero exercise price option.

Pre-Funded Warrants may be issued in lieu of shares of common stock to a purchaser to the extent necessary to avoid the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of common stock immediately following the consummation of this offering. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant will be equal to the price per share minus $0.0001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the Pre-Funded Warrants and the Warrants offered hereby.

Our common stock is listed on The Nasdaq Capital Market under the symbol “FLYE.” The last reported sale price of our common stock on The Nasdaq Capital Market on            was $            per share. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not intend to list the Pre-Funded Warrants or the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited. We anticipate that shares of common stock to be issued upon exercise of the Pre-Funded Warrants and the Warrants will trade on The Nasdaq Capital Market.

We have engaged Univest Securities, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent has agreed to use its best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. See “Risk Factors” on page 7 of this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 23 of this prospectus for more information regarding these arrangements.

We have entered into a securities purchase agreement with the purchasers for the sale of all of the securities being offered hereunder. We will have one closing for all the securities purchased in this offering. The offering will terminate upon the completion of a single closing, which is expected to occur on or about            , 2026. The public offering price per share of common stock (or a Pre-Funded Warrant in lieu thereof), together with any accompanying Warrants, will be fixed for the duration of this offering.

We may sell fewer than all securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We have not established an escrow account in conjunction with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors.”

We intend to use the proceeds from this offering for working capital and general corporate purposes, including operating expenses and capital expenditures. See “Use of Proceeds.”

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implication of Being an Emerging Growth Company and a Smaller Reporting Company.”

	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)(3)	$	$	$

(1)	Represents the placement agent fee of 7% of the gross proceeds raised in this offering. Does not include reimbursement by us of the placement agent for any reasonable travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $100,000.

(2)	We have agreed to reimburse the placement agent for any reasonable travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $100,000.

(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or the Pre-Funded Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, as well as the risk factors and other information in any documents we incorporate by reference into this prospectus, to read about important factors you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The delivery to purchasers of the shares of common stock and Pre-Funded Warrants in this offering is expected to be made on or about           , 2026, subject to satisfaction of certain customary closing conditions.

The date of this prospectus is            , 2026

Neither we nor the placement agent have authorized anyone to provide you with information other than that contained in this prospectus, or any free writing prospectus prepared by or on our behalf or to which we have referred you. We and the placement agent take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

We and the placement agent are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our shares of common stock and Pre-Funded Warrants and the distribution of this prospectus outside of the United States.

 i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not and the placement agent has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

 ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus and similar headings, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included in other documents that are incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “Group,” “Company,” “we,” “us,” “our,” and similar references refer to Fly-E Group, Inc. and its subsidiaries.

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing, selling and rental of smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” Our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Our operating subsidiary, Fly E-Bike, Inc. (“Fly E-Bike”), was established in 2018 with its first store opened in New York. Our business has grown rapidly until mid-2024. As of September 1, 2026, we have 4 retail stores in the U.S. The Company offers rental services from selected locations in New York, and Los Angeles. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. Additionally, we aim to refresh our product offerings continuously to align with evolving market trends. As of September 1, 2026, we offered 27 E-motorcycle products, 37 E-bike products and 38 E-scooter products.

We also operate a rental program to meet the increasing market demand for safe, UL-certified e-bikes in compliance with New York State regulations. The rental service, now available in New York City, and Los Angeles via the Go Fly rental service mobile app and select Fly E-Bike stores, provides users with a flexible and affordable e-bike rental option.

We are currently in the process of developing a Fly E-Bike app, which is a management service mobile software for our EVs, enabling customers to purchase bikes, locate company stores, schedule bike repairs, and more. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. In December 2023, we engaged DF Technology US Inc (“DFT”) for certain technology services including the development of an enterprise resource planning system (“ERP system”), and in July 2024, we engaged DFT to develop a mobile phone application for its renal services, the GO FLY APP. The GO FLY APP is fully completed and delivered on September 9, 2024. The ERP system is fully completed and delivered on May 20, 2025. For the year ended June 30, 2026, we engaged Phecda Technology (HK) Limited to enhance the ERP functions and develop app for Flyebike, Riding, Lease and Rental. All enhancements and app developments were finalized and delivered as of June 30, 2026. We intend to continue investing in future feature enhancements and iterative releases to support the platform’s long-term evolution, subject to our ongoing assessment of business needs and resource allocation.

We source a significant portion of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Maspeth, New York. For the three months ended June 30, 2026, we assembled 400 E-motorcycles, 961 E-bikes and 207 E-scooters at the same facility.

Our History and Corporate Structure

We initially started our business in 2018 as Ctate Inc. (“Ctate”), a New York corporation. Our business has experienced rapid growth since then and we opened multiple retail stores within a short period of time. In the interest of efficient management, each retail store was managed by a separate company wholly owned by Ctate.

Fly E-Bike was a wholly owned subsidiary of Ctate incorporated on August 22, 2022. On September 12, 2022, Ctate and Fly E-Bike entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation.

Fly-E Group, Inc. (“Fly-E Group”), a Delaware corporation, was incorporated on November 1, 2022. On December 21, 2022, Fly E-Bike, the stockholders of Fly E-Bike and Fly-E Group entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group. Fly-E Group has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike and Fly EV, Inc. Our business is primarily conducted through Fly E-Bike and its subsidiaries. Fly EV, Inc. is a Delaware corporation incorporated on November 1, 2022 and currently has no substantive operations.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also aim to continuously introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 27 different products, which include a range of E-moped and E-tricycle.

E-moped

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-tricycle

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1,239 pounds.

E-bikes

We currently offer 37 different E-bike products, which include City E-bikes, foldable E-bikes and standard E-bikes.

City E-bike

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 38 different products, which include the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which intelligently splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

For accessories, we offer riding gear, such as raincoats, gloves and knee pads, and accessories that can be installed on our products to enhance their functionality, such as storage baskets and tail boxes, smart phone holders, backrests and locks, among others. We also sell branded apparel.

In addition, we provide performance upgrades, including high-performance upgrade components for wheels, shock absorbers, brake calipers and carbon fiber body panels, among others.

Intellectual Property

We currently hold one trademark in the United States, which covers our logo. We also hold four trademarks in China, which cover the names “FLY E-BIKE”, “FLY EBIKE”, “FLYEBIKE” and our logo. Additionally, we have two trademarks in the Dominican Republic covering the name “FLY E-BIKE” and our logo, and one trademark in Panama covering the name “FLY E-BIKE”.

Other than the trademarks mentioned above, we do not own any patents, copyrights or other intellectual property registrations in the United States. We plan to seek further intellectual property registrations in the United States in the future. We currently also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles.

Risks of Investing

Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the offered securities set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.

Implication of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering (i.e., March 31, 2030), (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our public float is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our public float is less than $700.0 million measured on the last business day of our second fiscal quarter. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Corporate Information

Our principal executive office is located at 136-40 39th Avenue, Flushing, NY 11354. Our website address is flyebike.com. The information on or accessible through our website is not part of this prospectus.

THE OFFERING

Shares offered by us	Up to shares of common stock on a “best efforts” basis, based on an assumed public offering price of $ per share and assumed aggregate gross proceeds of approximately US$9.0 million.

Pre-Funded Warrants offered by us

Up to            Pre-Funded Warrants.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of common stock, Pre-Funded Warrants to purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant is exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant is equal to the price per share of common stock being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant is $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

We are also registering the issuance of up to            shares of common stock underlying the Pre-Funded Warrants.

Warrants offered by us

Up to            Warrants. Each share of common stock, or a Pre-Funded Warrant in lieu thereof, is being sold together with a Warrant to purchase one share of common stock. The Warrants will become exercisable beginning on the Initial Exercise Date at an exercise price of $          . A holder of the Warrants may also effect the zero exercise price option at any time while the Warrants are outstanding. Under the zero exercise price option, the holder of the Warrants has the right to receive the number of shares of common stock as set forth in the applicable Warrant, which will be more than the number of shares of common stock issuable upon cash exercise or cashless exercise. The maximum number of shares of common stock issuable under all the Warrants (including the zero exercise price option) shall not exceed           . The Warrants will expire on the two and one-half year anniversary of the Initial Exercise Date. See “Description of Securities We Are Offering – Warrants.” We are also registering the issuance of up to            shares of common stock underlying the Warrants, including upon the zero exercise price option.

Common stock outstanding prior to the offering	shares of common stock.

Common stock to be outstanding after this offering	shares of common stock (assuming no sale of any Pre-Funded Warrants and no exercise of any Warrants), or shares of common stock assuming the full exercise of the Warrants offered hereby, if any. To the extent Pre-Funded Warrants are sold, the number of shares of common stock sold in this offering will be reduced on a one-for-one basis.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for working capital and general corporate purposes, including operating expenses and capital expenditures. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Lock-Up Agreements	We and all of our executive officers, directors and certain holders of more than 5% of our voting stock will enter into lock-up agreements with the placement agent. Under these agreements, we and each of these persons may not, without the prior written approval of the placement agent, offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible into or exchangeable for common stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 90 days after the closing date of the offering. For more information, see “Plan of Distribution.”

Nasdaq Ticker Symbol	Our common stock is listed on the Nasdaq under the symbol “FLYE”.

Transfer agent	Transhare Corporation, Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 7, together with all of the other information set forth in this prospectus, before deciding to invest in the shares of our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business development efforts, our prospects for initiating partnerships or collaborations, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as risk factors and other information contained in this prospectus and which is incorporated by reference in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, before making an investment decision with respect to our securities. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the market price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties described below and those incorporated by reference.

Risks Related to this Offering

This is a best efforts offering, with no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans, nor will investors in this offering receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our business goals and continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional capital may not be available or available on terms acceptable to us, or at all.

There is no required minimum number of securities that must be sold as a condition to completion of this offering, and we have not, nor will we, establish an escrow account in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering. We intend to use the net proceeds, if any, from this offering working capital and general corporate purposes, including operating expenses and capital expenditures. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock or other securities. See the section of this prospectus titled “Use of Proceeds.”

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares of common stock.

You may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $       per share, the last reported price of our common stock on the Nasdaq on       , 2026, we estimate our pro forma as adjusted net tangible book value per share of common stock as of June 30, 2026, after this offering will be $      . As a result, purchasers of securities in this offering will experience an immediate decrease of $       per share in net tangible book value of our common stock, after deducting placement agent fees and estimated offering expenses payable by us. See the section of this prospectus titled “Dilution” for a more detailed description of these factors. The description in this paragraph assumes no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis until such Pre-Funded Warrants are exercised, and no exercise of the Warrants, if any. Because the Warrants, if issued, will have a zero exercise price and may each be exercisable for up to [two] shares of common stock, any exercise of the Warrants will result in further dilution to investors without any additional proceeds to us.

Raising additional capital may cause future dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or current product candidates.

Until such time, if ever, as we can generate the cash we need from operations, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any committed external source of funds and in order to raise additional capital, we may offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. Except as set forth in the securities purchase agreement being entered into in connection with this offering, we are generally not restricted from issuing additional securities, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of securities in future offerings may cause further dilution to our stockholders, including investors in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing other securities in the future could have rights superior to existing stockholders. To the extent that we raise additional capital through the sale of common stock or securities convertible into or exchangeable for common stock, the ownership interest of our shareholders will be diluted, and the terms of these new securities may include liquidation or other preferences that materially adversely affect the rights of our shareholders. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or current or future product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, scale back or discontinue the development and commercialization of one or more of our product candidates, delay our pursuit of potential licenses or acquisitions, or grant rights to develop and market current or future therapeutic candidates that we would otherwise prefer to develop and market ourselves.

In addition, we have a significant number of stock options, restricted stock units and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

A substantial number of shares of our common stock are being sold in this offering, which could cause the price of our common stock to decline.

In this offering we are selling up to       shares of common stock (or Pre-Funded Warrants in lieu thereof), together with Warrants, if any, to purchase up to         shares of common stock. In the aggregate, the maximum shares that could be issued in this offering, including upon the full exercise of the Pre-Funded Warrants and the Warrants, if any, represent approximately      % of our outstanding common stock as of        , after giving effect to this offering. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock on the Nasdaq. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The price of our common stock may be volatile or may decline regardless of our operating performance, and shareholders may not be able to resell their shares at or above the price at which they purchase those shares.

Trading volume in shares of our common stock on the Nasdaq has been limited. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. An active or liquid market in our common stock may not develop or, if it does develop, it may not sustain. As a result of these and other factors, shareholders may not be able to resell their shares of our common stock at or above the price at which they purchase those shares in this offering.

Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.

There is no public market for the Pre-Funded Warrants.

The Pre-Funded Warrants offered in this offering are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Pre-Funded Warrants listed on any securities exchange. Consequently, there is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Pre-Funded Warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the Pre-Funded Warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our common stock which these Pre-Funded Warrants are exercisable. Investors should be prepared to bear the risk of investment in the Pre-Funded Warrants indefinitely.

There are no voting rights for the Pre-Funded Warrants.

Holders of the Pre-Funded Warrants will not have the same voting rights as those associated with our common stock and may have no voting rights with respect to the shares underlying the Pre-Funded Warrants, until such shares of common stock are acquired upon exercise of the Pre-Funded Warrants. As a result, if such holders do not exercise their Pre-Funded Warrants, they will not have any influence over matters requiring shareholder approval during the period they hold the Pre-Funded Warrants, as applicable.

Ownership interests of existing shareholders will be significantly diluted by the exercise of the Pre-Funded Warrants and the Warrants.

The exercise of the Pre-Funded Warrants and the Warrants will increase the number of shares of common stock issued and outstanding, which will significantly dilute the ownership interests of existing shareholders. The amount of dilution, or the reduction in value to existing common stock, is determined by the amount of shares ultimately obtained upon the exercise of the Pre-Funded Warrants and the Warrants relative to the number of shares of common stock outstanding at the time of exercise.

The terms of the Pre-Funded Warrants may be adjusted.

The terms of the Pre-Funded Warrants, including the exercise price and the number of shares of common stock issuable upon exercise, may be adjusted in certain circumstances, including in the event of share dividends, share splits, and similar transactions. While adjustments are generally intended to prevent dilution for holders of the Pre-Funded Warrants, there is no assurance that such adjustments will fully protect the value of the Pre-Funded Warrants.

The Pre-Funded Warrants and have beneficial ownership limitations.

An investment in the Pre-Funded Warrants involves a significant risk due to the 4.99% (or 9.99% if the investor so elects) beneficial ownership limitation. The terms of the Pre-Funded Warrants prohibit any single holder from exercising the Pre-Funded Warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99% if the investor so elects) of our outstanding common stock immediately after the exercise, as elected by the holder at the time of issuance of the Pre-Funded Warrants. This limitation may also hinder the holder’s ability to exercise the Pre-Funded Warrants when it may be most advantageous to do so, which could affect the value of their investment.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable and will have no expiration date and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

If the holders of the Warrants elect to exercise such Warrants using the zero exercise price option, shareholders will suffer substantial dilution without the receipt of additional offering proceeds.

The Warrants contain a zero exercise price option provision which provides that a holder may effect a “zero exercise price option” at any time while the Warrants are outstanding following the Initial Exercise Date. Under the zero exercise price option, the holder of the Warrants has the right to receive the number of shares of common stock set forth in the applicable Warrant, which will be more than the number of shares of common stock issuable upon cash exercise or cashless exercise. We do not expect to receive any proceeds from the exercise of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. The maximum number of shares of common stock issuable under all Warrants (including the zero exercise price option) shall not exceed           . As such, holders of the Warrants may elect to be issued up to           shares of common stock upon the zero exercise price option. This zero exercise price option could result in a substantially larger number of shares being issued, leading to a greater degree of dilution and potentially decreasing the value of existing shareholders’ investments.

If the holders of the Warrants elect to exercise such Warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrants.

The Warrants contain a cashless exercise provision which provides that a holder may effect a “cashless exercise” if, at the time of any exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares of common stock underlying the Warrants to the holder. Under the cashless exercise option, the holder of the Warrants shall be entitled to receive a number of shares of common stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) = the trading price calculated based on the formula provided in the Warrants; (B) = the exercise price of the Warrants, as adjusted thereunder; and (X) = the number of shares of common stock that would be issuable upon exercise of such Warrant by means of a cash exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of shares of common stock issuable upon cashless exercise of the Warrants is . Accordingly, we will not receive any or any meaningful additional funds upon the cashless exercise of the Warrants.

Resales of our shares of common stock in the public market by our stockholders as a result of this offering may cause the market price of our shares of common stock to fall.

We are registering         shares of common stock, including shares of common stock issuable upon the exercise of the Pre-Funded Warrants and the Warrants offered under this prospectus. Sales of substantial amounts of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock. The issuance of new shares of common stock could result in resales of our shares of common stock by our current shareholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities exercisable or convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Risks Related to Certain Legal Proceedings

We are subject to a pending securities class action lawsuit, a consolidated shareholder derivative action and a lawsuit by our lender, and we may become subject to additional legal proceedings that could adversely affect our business, financial condition, and results of operations.

On September 8, 2025, a federal securities class action was filed in the United States District Court, Eastern District of New York, by plaintiff Dino Kurt, individually and on behalf of all others similarly situated, against defendants, the Company, chief executive officer, Zhou Ou, and former chief financial officer, Shiwen Feng (the “Class Action”). On October 28, 2025, a shareholder derivative lawsuit was filed purportedly on behalf of the Company, as nominal defendant, against certain of its current and former directors and officers in the United States Court for the Eastern District of New York, captioned Flynn v. Ou et al, No. 1:25-cv-06036 (E.D.N.Y.) (the “Flynn Action”).

On November 17, 2025, an additional putative shareholder derivative lawsuit was filed in the United States Court for the Eastern District of New York, captioned Shah v. Ou et al, No. 1:25-cv-06372 (E.D.N.Y.) (the “Shah Action”). The Shah Action complaint alleged, inter alia, breach of fiduciary duty, unjust enrichment, waste of corporate assets, gross mismanagement, abuse of control; as with the Flynn Action, these allegations arise from the same gravamen as the Class Action. On December 9, 2025, the Court consolidated the Flynn Action and Shah Action into a single consolidated action captioned In re Fly-E Group, Inc. Stockholder Derivative Litigation, No. 1:25-cv-06036 (E.D.N.Y.) (the “Consolidated Derivative Action”), and appointed co-lead counsel. The current and former director and officer defendants dispute the allegations in the complaints and intend to vigorously defend against all claims. On February 9, 2026, the Court ordered that all proceedings and deadlines in the Consolidated Derivative Action be stayed until the close of discovery in the Class Action.

On May 22, 2026, the lead plaintiff in the Class Action filed an amended complaint (the “Amended Compliant”), and on September 14, 2026, filed a second amended complaint (the “Second Amended Complaint”), which is now the operative pleading in the Class Action. The complaint asserts claims for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 related to statements concerning the Company’s business, including the Company’s growth in the electric vehicle industry. The plaintiff seeks to represent a class of certain persons who purchased or otherwise acquired the Company’s common stock during the period from June 6, 2024 to August 14, 2025, and seeks unspecified damages and other relief. The Company disputes the allegations in the complaint and intends to defend the case vigorously. On October 27, 2026, the Court granted the Company’s request to fully brief a motion to dismiss the Second Amended Complaint; that motion will be fully briefed and submitted for the Court’s consideration in January 2027, and the Company expects a decision at some point in mid-2027.

On October 30, 2026, Peapack Private Bank & Trust filed a complaint against the Company and certain other defendants in the Supreme Court of the State of New York, County of Queens, captioned Peapack Private Bank & Trust v. Fly-E Group, Inc., et al., Index No. 733051/2026 (the “Peapack Action”). The complaint alleges a default under a $5 million revolving credit facility and related loan agreements, and the plaintiff seeks to recover approximately $3.94 million in outstanding principal, plus interest, attorneys’ fees, and other related costs.

The Securities Class Action, the Consolidated Derivative Action and the Peapack Action may result in substantial costs and divert our management’s attention and resources, which could harm our business. Any adverse determination in these lawsuits or similar litigation could require us to pay significant monetary damages and could harm our reputation. We cannot predict the outcome of the legal proceedings or estimate the range of potential loss, if any, that could result from an adverse judgment. We may also become subject to additional litigation or legal proceedings in the future, including stockholder derivative suits or additional securities class actions. Such litigation could be time-consuming and expensive to defend, and could result in the diversion of time and attention by our management and in substantial damages, settlement costs, or judgments against us. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations, and the trading price of our common stock.

Our obligations under the Peapack Private Bank loan facility and the existence of a continuing payment default may expose us to significant financial and operational risks.

We are currently seeking to resolve a payment default under our $5.0 million credit facility with Peapack-Gladstone Bank that arose in August 2025. In connection with this default, we entered into forbearance agreements with the Peapack-Gladstone Bank in November 2025 and May 2026. The most recent forbearance period expired on June 30, 2026. As of the date of this prospectus, we are engaged in ongoing negotiations with Peapack-Gladstone Bank regarding a renewal of the forbearance arrangement or a further extension; however, there can be no assurance that we will be able to reach an agreement with Peapack-Gladstone Bank on acceptable terms, or at all.

The credit facility is secured by substantially all of our assets. Following the occurrence of the payment default, Peapack-Gladstone Bank may elect to exercise its contractual remedies, such actions could include, among other things, accelerating the outstanding loan balance, imposing additional fees or penalties, restricting further access to credit, or pursuing foreclosure or other enforcement against our assets. Any such actions could materially and adversely affect our liquidity, cash flows, and overall financial condition. Moreover, the existence of asserted defaults, even without enforcement, may impair our ability to obtain additional financing, renegotiate existing debt on favorable terms, or maintain investor and supplier confidence.

We cannot assure you that Peapack Private Bank will continue to forbear from exercising its remedies or that we will be able to cure or renegotiate any asserted defaults. If we are unable to meet our obligations under the loan facility or secure alternative financing, our business, results of operations, and prospects could be materially and adversely affected.

Risks Related to Our Common Stock and the Securities Market

There is substantial doubt about our ability to continue as a going concern.

We believe there is substantial doubt about our ability to continue as a going concern as of the date of this registration statement. The going concern may be included in our future reports and could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise.

As of June 30, 2026, we had cash of $60,281. We had working capital of $8.1 million and $10.0 million as of June 30, 2026 and March 31, 2025, respectively. We had net loss of $3.9 million and $2.0 million for the three months ended June 30, 2026 and 2025, respectively. During the three months ended June 30, 2026, net cash used in operating activities of the Company was approximately $190,160. As of June 30, 2026, we had a current portion of contractual obligation of approximately $5.4 million, including short-term loan payables of approximately $3.9 million, current portion of long-term loan payables of approximately $0.1 million, and current portion of operating lease liabilities of approximately $1.4 million.

We are subject to an SEC investigation, which could adversely affect our business, financial condition, results of operations and stock price.

On January 21, 2026, we were notified by the U.S. Securities and Exchange Commission (the “Commission”) that it has initiated an investigation involving the Company. The Company has not been provided with substantive details regarding the investigation, and is fully cooperating with the investigation. SEC investigations can be lengthy, expensive and disruptive. We have incurred and may continue to incur significant legal and other expenses in connection with the investigation. Management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We cannot predict the timing, outcome or consequences of the investigation. If the SEC were to determine that we have violated federal securities laws, we could be subject to civil or criminal sanctions, including monetary penalties, cease and desist orders, injunctions or other equitable relief. Any such sanctions or the continuation of the investigation could have a material adverse effect on our business, reputation, financial condition and the market price of our common stock.

The trading price of our common stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of our common stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition to market and industry factors, the market price and trading volume for the common stock may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares.

We are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we came to the attention of such persons, they tend to be risk-averse and may be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. There may be periods of several days or more when trading activity in our shares is minimal as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

We may not be able to satisfy listing requirements of Nasdaq to maintain a listing of our common stock. If we fail to meet all applicable Nasdaq requirements and the Nasdaq Stock Market LLC determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, impair the value of your investment and harm our business.

Although our common stock is currently listed on Nasdaq, we must meet certain regulatory, financial and liquidity criteria to maintain such listing, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

If we fail to meet the applicable Nasdaq requirements in the future and Nasdaq determines to delist our common stock, the delisting could substantially decrease trading in our common stock and adversely affect the market liquidity of our common stock; adversely affect our ability to obtain financing on acceptable terms, if at all, for the continuation of our operations; and harm our business. You may be unable to sell your common stock in the United States unless a market can be established or sustained. Additionally, the market price of our common stock may decline further and stockholders may lose some or all of their investment.

If securities or industry analysts do not publish research or reports, or if they publish negative, adverse, or misleading research or reports, regarding us, our business or our market, our common stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts publish about us, our business, or our market. We do not currently have significant research coverage and may never obtain significant research coverage by securities or industry analysts. If no or few securities or industry analysts provide coverage of us, the common stock price could be negatively impacted. In the event we obtain significant, or any securities or industry analyst coverage and such coverage is negative, or adverse or misleading regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

Failure to maintain effective controls on financial reporting could have an adverse impact on our business and we have identified a material weakness in our internal control over financial reporting.

Prior to our initial public offering in June 2024, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. Furthermore, we are a newly public company and are not required to provide a report on internal control over financial reporting as of the end of our most recent fiscal year. While operating as a public company, we and our independent registered public accounting firm may identify material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We may need to implement additional and expensive procedures and controls in order to grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC, including the requirements that we maintain disclosure controls and procedures and adequate internal control over financial reporting. Also, our securities are listed on a U.S. national securities exchange and we are required to comply with marketplace rules and heightened corporate governance standards. Compliance with the Sarbanes-Oxley Act and other SEC and U.S. national securities exchange requirements will increase our costs and require additional management resources. We recently have begun upgrading our procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act or if we fail to maintain internal control over financial reporting, our ability to produce timely, accurate and reliable periodic financial statements could be impaired.

If we do not maintain adequate internal control over financial reporting, investors could lose confidence in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We are a “smaller reporting company” and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. Smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if a smaller reporting company has less than $100 million in annual revenue, it would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250 million measured on the last business day of our second fiscal quarter; or (ii) our annual revenues is less than $100 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

There is no assurance that the Company will be profitable.

We incurred loss historically and, there is no assurance that we will earn profits in the future, or that profitability will be sustained. There is no assurance that future revenues will be sufficient to generate the funds required to continue our business development and marketing activities. If we do not have sufficient capital to fund our operations, we may be required to reduce our sales and marketing efforts or forego certain business opportunities.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that have been identified in internal control over financial reporting included our lack of (i) sufficient financial reporting and accounting personnel with appropriate knowledge of generally accepted accounting principles in the United States of America (the “U.S. GAAP”) and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our unaudited condensed consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements, (ii) formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework, and (iii) sufficient controls designed and implemented in IT environment and IT general control activities, which are mainly associated with areas of logical access management, change management, computer operation, service organization management as well as cyber security management.

In response to the material weaknesses identified for the year ended March 31, 2026, we are in the process of implementing a number of measures to address the material weaknesses identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements; and (iii) regularly conducting checks on the IT software we utilize to ensure its proper functionality, and arranging training sessions for our IT staff. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating a U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, strengthening corporate governance as well as general control over our information technology. While we believe these efforts, once completed, will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting, to prevent the identification of significant deficiencies in the future or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required of public companies could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Based on the results of our testing, we concluded that these material weaknesses had not been fully remediated as of June 30, 2026. Accordingly, we continue to consider these material weaknesses to be ongoing as of that date and we believe that our internal controls over financial reporting were not effective in providing reasonable assurance regarding the reliability of our financial reporting.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $      from the sale of the shares of the securities offered by us in this offering, after placement agent’s fees and estimated offering expenses payable by us (based on an assumed public offering price of $      per share, which was the last reported sales price of our common stock on Nasdaq on             , 2026).

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell any or all of the securities we are offering. As a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including operating expenses and capital expenditures. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

The use of the proceeds represents our management’s estimates based upon current business and economic conditions. We reserve the right to use the net proceeds we receive in the offering in any manner we consider to be appropriate. Although the Company does not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

DIVIDEND POLICY

The Company has not declared nor paid any cash dividends on its publicly traded common stock after the completion of our initial public offering in June 2024. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon the financial condition of the Company, its operating results, capital requirements, general business conditions and any other factors that our Board of Directors deems relevant.

DILUTION

If you invest in our securities in this offering, your ownership interest may be diluted as adjusted net tangible book value per share of our common stock immediately after this offering.

At June 30, 2026, we had a net tangible book value of $25,754,074 or $15.78 per share of common stock.  Net tangible book value per share represents our total tangible assets (total assets less intangible assets) less total liabilities at a particular date, divided by the total number of our outstanding shares of our common stock as of that date.

After giving further effect to the sale and issuance of             shares of common stock and no Pre-Funded Warrants in this offering, and assuming no exercise of the Warrants, if any, at an assumed public offering price of $          per share based on the closing price of our common stock on the Nasdaq on           , 2026, after deducting placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2026, would have been approximately $           million or $          per share of our common stock. This represents an immediate increase in as adjusted net tangible book value of approximately $           per share to our existing stockholders and an immediate decrease in such measure of $          per share to new investors. Assuming the full exercise of the Warrants, if any, for an aggregate of shares of common stock at a zero exercise price, our as adjusted net tangible book value per share would have been approximately $ , representing an immediate decrease of $ per share to new investors.

The dilution to investors participating in this offering is determined by subtracting the as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors participating in this offering. The actual public offering price will be determined through negotiation between us, the placement agent and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. The following table illustrates this result on a per share basis:

Assumed public offering price per share	$		$
Net tangible book value per share of common stock at June 30, 2026	$	[*]
Increase in net tangible book value per share of common stock after the pro forma Adjustments	$
Pro forma net tangible book value per share of common stock at June 30, 2026	$	[*]
Increase in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share of common stock after this offering
Dilution per share to new investors

A $0.10 increase in the assumed public offering price per share would increase the as adjusted net tangible book value by $         per share and result in dilution to investors participating in this offering of $           per share, and a $0.10 decrease in the assumed public offering price per share would decrease the as adjusted net tangible book value by $         per share and result in dilution to investors participating in this offering by $            per share, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, are classified as and accounted for as equity, and after deducting placement agent fees and estimated expenses payable by us.

An increase of            shares of common stock offered by us from the assumed number of shares of common stock set forth on the cover page of this prospectus would increase our pro forma as adjusted net tangible book value per share by less than $           and our as adjusted net tangible book value per share would be $            , representing a decrease in as adjusted net tangible book value per share to new investors in this offering of $          . A decrease of            shares in the number of shares offered by us in this offering would decrease our as adjusted net tangible book value per share by approximately $            resulting in an as adjusted net tangible book value per share of $         and a decrease in as adjusted net tangible book value per share to new investors participating in this offering of $          per share. The foregoing calculations assume that the public offering price remains the same, and are after deducting placement agent fees and estimated expenses payable by us.

The above discussion and table are based on 1,632,386 shares of our common stock outstanding as of [*], 2026 and excludes 1,294 shares of common stock to be issued upon exercise of: (i) 1,294 shares of common stock issuable upon exercise of the warrants issued at the closing of our initial public offering in June 2024. In addition, we has 3,700,000 shares of common stock reserved for future grants of equity-based awards under our equity incentive plan.

To the extent that outstanding options or warrants are exercised, or shares are issued under our equity incentive plans, you may experience dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that, in the future, additional capital is raised through the sale of equity, convertible debt securities, or securities with equity components, those issuances may result in dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to            shares of our common stock, or Pre-Funded Warrants to purchase shares of our common stock in lieu thereof, together with Warrants to purchase up to            shares of our common stock. We are also offering to each purchaser of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase a Pre-Funded Warrant each in lieu of one share of common stock.

General

Our amended and restated certificate of incorporation, as amended, authorizes us to issue up to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this prospectus, we have 1,632,386 shares of common stock and no preferred stock issued and outstanding.

Common Stock

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our certificate of incorporation and our bylaws.

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The Pre-Funded Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by the filed exhibit.

Prospective investors should carefully review the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the Pre-Funded Warrants is to enable prospective investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and have the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our common stock.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the outstanding common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrants.

Fundamental Transactions. In the event that (i) we effect a merger or consolidation where another entity or group acquires more than 50% of our voting power of the shares, (ii) we sell or dispose of all or substantially all of our assets, (iii) purchase offer, tender offer or exchange offer are accepted by holders of more than 50% of our voting power of the shares, (iv) we effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange, or (v) we consummate a stock or share purchase agreement or other business combination where another entity or group acquires more than 50% of our voting power (each a “Fundamental Transaction”), then the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such fundamental transaction (the “Alternate Consideration”). The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Pre-Funded Warrants will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Pre-Funded Warrants and, at the holder’s option, deliver a security substantially similar to the Pre-Funded Warrants that protects the economic value of the Pre-Funded Warrants.

Fractional Shares. No fractional common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, at our election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market. There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited. The common stock issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

No Rights as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants, the Pre-Funded Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Pre-Funded Warrant.

Warrant Certificate. The Pre-Funded Warrants will be issued in certificated form.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

The Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by those filed exhibits.

Prospective investors should carefully review the form of the Warrant for a complete description of the terms and conditions applicable to the Warrant.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the Warrant is $           per share. The exercise price of the Warrant was determined based on negotiations with the placement agent on behalf of the prospective investors in this offering. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our common stock.

Exercisability. Each Warrant is exercisable at the option of the holder at any time on or after the Initial Exercise Date (which is the Shareholder Approval Date, as such term is defined in the Warrant) until the two and one-half year anniversary of the Initial Exercise date.

Each Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise or zero exercise price option as discussed below).

A holder may not exercise any portion of the Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the outstanding common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise and Zero Exercise Price Option. If and only if at the time of any exercise of the Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common stock underlying the Warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to the formula set forth in the Warrants. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of shares of common stock issuable upon cashless exercise of the Warrants is .

A holder may also effect a “zero exercise price option” at any time while the Warrants are outstanding. Under the zero exercise price option, the holder of the Warrants, has the right to receive the number of shares of common stock as set forth in the applicable Warrant, which will be more than such number of shares of common stock that is issuable upon cash exercise or cashless exercise. We do not expect to receive any proceeds from the zero exercise price option of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. The maximum number of shares of common stock issuable under all Warrants (including the zero exercise price option) shall not exceed            . As such, holders of the Warrants may elect to be issued up to            shares of common stock upon the zero exercise price option.

Company Redemption Option. The Warrants are redeemable by the Company in certain circumstances. Subject to certain exceptions, if (i) the daily volume weighted average trading price of the common stock of the Company exceeds 250% of the offering price for ten consecutive trading days and (ii) the average daily trading value of the common stock of the Company for such ten-trading day period exceeds $150,000, then we may upon 30 days’ notice call for redemption of all or any portion of the Warrants that have not been exercised for consideration equal to $0.01 per shares of common stock.

Fundamental Transactions. In the event of a Fundamental Transaction, then the holders of the Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such transaction. The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Warrant will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Warrants and, at the holder’s option, deliver a security substantially similar to the Warrants that preserves its economic value. Additionally, at the option of holders of the Warrants, exercisable within 30 days after the fundamental transaction (or announcement date, if later), we or any successor entity shall purchase the unexercised portion of the Warrants for cash equal to its Black Scholes value (as provided in the Warrants). However, if such Fundamental Transaction is not within our control (including not approved by our Board), holders will only be entitled to receive the same type of consideration that is being offered to shareholders, at the Black Scholes value of the unexercised portion of the Warrants.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Trading Market. There is no established public trading market for the Warrants, and we do not intend to list the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Warrants will be limited. The common stock upon exercise of the Warrants are currently traded on Nasdaq.

No Rights as a Shareholder. Except as otherwise provided in the Warrants, a Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholders of the Company prior to the exercise of the Warrant.

Waivers and Adjustments. Subject to certain exceptions, any terms of the Warrants may be amended or waived with our written consent and the written consent of the holders of at least two-thirds of the common stock underlying the Warrants then outstanding without giving effect to any beneficial ownership limitations.

Warrant Certificate. The Warrants will be issued in certificated form.

Transfer Agent

The transfer agent for our common stock is Transhare Corporation. Its address is Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764.

Listing

Our common stock is listed on The Nasdaq under the symbol “FLYE”.

PLAN OF DISTRIBUTION

Pursuant to the Placement Agency Agreement, dated            , 2026, we have engaged Univest Securities, LLC to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities, other than to use its “best efforts” to arrange for the sale of such securities by us. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition to the closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. The placement agent may retain sub-agents and selected dealers in connection with this offering.

We will have one closing for all the securities purchased in this offering. The offering will terminate upon the completion of a single closing, which is expected to occur on or about           , 2026. The public offering price per share of common stock (or a Pre-Funded Warrant in lieu thereof), together with any accompanying Warrants, will be fixed for the duration of this offering.

Delivery of the securities offered hereby is expected to occur on or about         , 2026, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent an aggregate fee equal to 7% of the gross proceeds raised in this offering.

	Per Share of Common Stock and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)(3)	$	$	$

(1)	Represents the placement agent fee of 7% of the gross proceeds raised in this offering. Does not include reimbursement by us of the placement agent for any reasonable travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $100,000.

(2)	We have agreed to reimburse the placement agent for any reasonable travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $100,000.

(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or the Pre-Funded Warrants.

Assuming we raise the maximum amount offered of $              in proceeds from this offering, we anticipate payment to the placement agent of not more than $            , consisting of $         for the placement agent fee and up to $100,000 for the reimbursement of fees and expenses of legal counsel and other out-of-pocket expenses incurred by the placement agent which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and the Securities Purchase Agreement. Forms of both agreements are being filed as exhibits to the registration statement to which this prospectus relates.

Lock-Up Agreements

Each of our directors, officers and certain holders of more than 5% of our voting stock have agreed with the placement agent to be subject to a lock up period of 90 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain customary exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

In addition, we have agreed, that until 45 days after the closing date of this offering, not to issue, enter into any agreement to issue or announce the proposed issuance of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or file any registration statement, or amendment of supplement thereto, subject to certain customary exceptions.

From the date of the Placement Agency Agreement until 60 days after the closing date of this offering, the Company is prohibited from effecting or entering into an agreement to effect any issuance of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock involving a variable rate transaction, subject to certain customary exceptions.

Tail

We have also agreed to pay the placement agent a tail fee equal to the compensation commensurate with the compensation payable to the placement agent under the Placement Agency Agreement for any subsequent offering of equity, debt and/or equity derivative securities to any investor actually introduced by the placement agent to the Company during the period between the date of the Placement Agency Agreement and the closing of this offering, to the extent such subsequent offering is consummated at any time within the 6 month period from the closing date of this offering.

The tail fee will not apply if the Placement Agency Agreement is terminated for cause.

Other Relationships

The placement agent and its respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “FLYE.” There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Offer, Sale and Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as a placement agent, and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Loeb & Loeb LLP. Certain other legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Loeb & Loeb LLP. Certain legal matters will be passed upon for the placement agent by Norton Rose Fulbright US LLP.

EXPERTS

The consolidated financial statements of Fly-E Group, Inc. as of March 31, 2026 and for the year then ended, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Fortune CPA, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements of Fly-E Group, Inc. as of March 31, 2025 and for the year then ended, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) with the Securities and Exchange Commission under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus is part of that registration statement and does not contain all the information included in the registration statement.

We file periodic reports and current reports under the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to below.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the website that the Securities and Exchange Commission maintains at www.sec.gov. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it. This means that we can provide you with important information by referring you to those documents. The information incorporated by reference is considered part of this Prospectus. Any information we file later with the SEC will automatically update and supersede this information. Please note that any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that was furnished and not filed with the SEC, under applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities described in this Prospectus is terminated. We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on July 23, 2026;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the SEC on September 1, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on April 21, 2026, April 27, 2026, June 17, 2026, July 23, 2026, July 29, 2026, July 28, 2025, September 3, 2026, and September 11, 2026, as amended on September 14, 2026, and November 4, 2026;

●	the description of our shares of common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-42122), filed with the SEC on June 4, 2024, and any amendment or report filed for the purpose of further updating that description; and

●	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on February 21, 2025, April 11, 2025, September 5, 2025, May 26, 2026 and October 29, 2026.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this Prospectus.

We will not, however, incorporate by reference in this Prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this Prospectus through us or from the SEC through the SEC’s website at www.sec.gov or on the “Investor Relations” page of our website at flyebike.com. The information found on our website, or that may be accessed by links on our website, is not part of this Prospectus. We will provide, at no charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this Prospectus. Written or telephone requests should be directed to: Fly-E Group, Inc., 136-40 39th Avenue, Flushing, NY 11354, telephone number (929) 410-2770, Attention: Chief Executive Officer.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date of those documents.

FLY-E GROUP, INC.

UP TO             SHARES OF COMMON STOCK

UP TO            Pre-funded Warrants to purchase up to         Shares of Common Stock

UP TO            Shares of Common Stock underlying THE Pre-funded Warrants

UP TO         Warrants to purchase up to          Shares of Common Stock

UP TO         Shares of Common Stock underlying THE Warrants

Preliminary Prospectus

, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering (except for placement agent fees and expenses) described in this Registration Statement. All amounts are estimates except the SEC’s registration fee.

Amount to be Paid
SEC Registration Fee	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous expenses	$	*
Total	$	*

*	to be completed

Item 14. Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and bylaws, we have agreed to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person for whom he or she is a representative) is or was a director or an officer of the Company or is or was serving at the request of the Company in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

Insofar as indemnification for liability arising under the Securities Act be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index List below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Placement Agency Agreement, dated _____, by and between the Company and Univest Securities, LLC
3.1	Amended and Restated Certificate of Incorporation of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on March 14, 2025)
3.3	Second Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Form 8-K filed on July 2, 2025)
3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Current Form 8-K filed on October 31, 2025)
3.5	Amended and Restated Bylaws of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
4.1	Description of Securities of the Registrant (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K filed on July 23, 2026)
4.2	Specimen Certificate Evidencing Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-276830) filed by the registrant on April 4, 2024)
4.3**	Form of Pre-Funded Warrant
4.4**	Form of Warrant
5.1**	Legal Opinion of Loeb & Loeb LLP
10.1	Employment Agreement dated April 1, 2023 by and between FLYEBIKE Inc and Zhou Ou (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on June 28, 2024)
10.2	Employment Agreement dated September 9, 2026 by and between the Company and Qiang Chen (incorporated by reference to Exhibit 10.1 to Form 8-K filed on September 11, 2026)
10.3	Loan and Security Agreement dated as of August 5, 2024, by and among the registrant, Fly-E-Bike Inc., Fly EV, Inc. and Peapack-Gladstone Bank (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the registrant on August 16, 2024)
10.4	Fly-E Group, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on February 21, 2025)
10.5**	Form of Securities Purchase Agreement
10.6**	Engagement Agreement with Placement Agent
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on July 23, 2026)
23.1*	Consent of Fortune CPA, Inc.
23.2*	Consent of Marcum Asia CPAs LLP
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
107*	Filing Fee Table

*	Filed herewith
**	To be filed by Amendment

(b)	Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 9, 2026.

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Zhou Ou
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhou Ou	Chief Executive Officer (Principal Executive Officer)	November 9, 2026
Zhou Ou

/s/ Qiang Chen	Chief Financial Officer	November 9, 2026
Qiang Chen	(Principal Financial and Accounting Officer)

/s/ Dongperez Hua	Independent Director	November 9, 2026
Dongperez Hua

/s/ Leqi Dong	Independent Director	November 9, 2026
Leqi Dong

/s/ Chun Min (Max) Lin	Independent Director	November 9, 2026
Chun Min (Max) Lin

/s/ Jingxia Song	Independent Director	November 9, 2026
Jingxia Song